THE STEAK N SHAKE COMPANY REPORTS FISCAL FOURTH QUARTER 2007 RESULTS

INDIANAPOLIS, November 15, 2007 /PRNewswire-FirstCall/ -- The Steak n Shake Company (NYSE: SNS) today announced its revenues and earnings for the fourth quarter 2007 ended September 26, 2007.

Highlights of the fiscal fourth quarter include:
•	Total revenues of $151.1 million compared to $152.0 million in 2006
•	Diluted earnings per share of $0.05 after $0.02 per share charge for non-operating expenses
•	Same store sales for Company-owned stores declined 3.9%

Highlights for fiscal 2007 include:
•	Total revenues increased 2.4% to $654.1 million
•	Same store sales for Company-owned stores declined 3.8%
•	Completed the opening of 16 new Company owned and six new franchise restaurants

Fiscal Fourth Quarter 2007 Results
Total revenues for the 2007 fiscal fourth quarter were $151.1 million compared to $152.0 in the same quarter last year. During the fourth quarter, same store sales declined by 3.9% as guest traffic was impacted by issues of store level execution and the continuing issues facing consumers related to various housing issues and rising consumer costs.

Net earnings for the 2007 fiscal fourth quarter were $1.5 million, or $0.05 per diluted share, compared to $7.5 million, or $0.27 per diluted share in the prior year. During the 2007 fiscal fourth quarter a $1.1 million pre-tax charge ($0.7 million, or $0.02 per share net of tax) was recorded for non-operating expenses related to evolution of the organization. In addition, earnings for the quarter were also impacted by higher commodity costs and minimum wage increases, partially offset by a favorable effective tax rate.

Fiscal 2007 Full Year Results
For the fiscal year 2007, total revenues increased 2.4% to $654.1 million compared to $638.8 million in the prior year. Same store sales decreased 3.8% for Company-owned units during fiscal 2007. Diluted earnings per share were $0.42 versus $1.00 in the prior year. Net earnings were $11.8 million, including $1.9 million of pre tax, non-operating expenses related to evolution of the organization and a $5.4 million pre tax, non-cash impairment charge related primarily to 14 underperforming restaurants. Diluted earnings per share includes a $0.04 per share impact of non-operating expenses and $0.12 per share of non-cash impairment charges.

Alan Gilman, Acting Chief Executive Officer and Chairman commented, "Fiscal 2007 was a very challenging year for the Steak n Shake Company related primarily to issues of store level brand execution, compounded by a difficult on-going consumer environment. We are clearly disappointed with the operating results and are working with a sense of urgency to address these business challenges. As we begin fiscal 2008, the management team is focused on simplifying business initiatives, intensifying the focus on field leadership and store level execution, as well as critically reviewing the Company’s cost structure”

“The Company expects a difficult cost environment in fiscal 2008, including rapidly rising commodity costs, especially dairy, as well as the incremental annual impact of minimum wage increases.  We are attempting to aggressively manage through this cost environment with prudent price increases, labor management efficiencies and supply chain cost savings initiatives. In addition, during the fourth quarter we took actions that will lower net general & administrative expenses for fiscal 2008 by approximately $8.1 million, reflecting our initiatives focused on store level execution.”
Mr. Gilman concluded, “Despite the current challenging operating environment, we remain confident about the future of this great brand as we intensify our focus on improving store level execution and its role in delighting our loyal customers. While this important work takes time, it is fundamental to the future success of Steak n Shake.”

Fiscal 2008 Guidance
The Company is issuing 2008 full year fiscal diluted earnings per share guidance ranging from $0.32 to $0.42. This guidance is based on annual same store sales of down 1.0% to 5.0%, given the continued difficult operating environment and the resulting impact on same stores sales performance. The Company expects that same store sales will improve throughout the year with the first quarter reflecting the current challenging business environment and the impact of an incremental coupon value event in fiscal 2007 that was not repeated in the current year, partially offset by a November fiscal 2008 price increase.

The Company anticipates opening approximately nine Company-owned and six franchised stores during fiscal 2008. The Company will also rebuild two older units and remodel four to six units utilizing an updated restaurant design which adds the historic winged logo to the building exterior. The updated design will be used for new unit construction beginning in fiscal 2009. As of September 26, 2007, there were 491 Steak n Shake restaurants operating in 21 states, including 435 Company-owned restaurants and 56 franchised units.

As previously announced during August, the Company appointed a Special Committee of independent directors to examine all potential strategic opportunities to increase shareholder value. The Special Committee continues to work with Merrill Lynch & Co. which was retained as its financial advisor. The work of this Committee is on-going and any future decisions that may arise from this work will be shared at the appropriate time.

Investor Conference Call and Webcast
The Steak n Shake Company will broadcast its investor conference call live over the Internet at 5:00 p.m. Eastern Time, 4:00 p.m. Central Time today. Hosting the call will be Alan B. Gilman, Interim CEO and Chairman and Jeffrey A. Blade, Executive Vice President and Chief Administrative & Financial Officer. Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto the Company's website at http://www.steaknshake.com. The on-line replay will be available for a limited time immediately following the call.

The call can also be accessed live over the phone by dialing (800) 289-0494, or for international callers, (913) 981-5520. A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820. The passcode for the replay is 3466357. The replay will be available until November 22, 2007.

About Steak n Shake
Steak n Shake is a full service, casual dining restaurant serving a core menu of its famous STEAKBURGER(TM) sandwiches, thin 'n crispy french fries, old fashioned hand-dipped milk shakes, chili, home style soups, fresh salads, a variety of desserts and breakfast. All of the food is prepared to the guest's order and served by friendly, well-trained associates. Steak n Shake restaurants feature fullservice dining areas, counter service and drive-thru windows and are open 24 hours a day, seven days a week.

Risks Associated with Forward-Looking Statements
Certain statements contained in this press release represent forward-looking statements. In general, forward-looking statements include estimates of future revenues, cash flows, capital expenditures, or other financial items, and assumptions underlying any of the foregoing. Forward-looking statements reflect management’s current expectations regarding future events and use words such as "anticipate", "believe", "expect", "may", "will", and other similar terminology. These statements speak only as of the date they were made and involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Several factors, many beyond our control, could cause actual results to differ significantly from our expectations, such as the following: the effectiveness of our planned expansion; the poor performance or closing of even a small number of restaurants; our ability to attract and retain guests; changes in guest preferences, tastes and dietary habits; minimum wage rates; the availability and cost of qualified personnel; fluctuations in food commodity prices and the availability of food commodities; harsh weather conditions; unfavorable publicity relating to food safety or food borne illness; our ability to comply with existing and future governmental regulations; our ability to adequately protect our trademarks, service marks, and other components of our brand; and the other risks identified in the periodic reports we file with the SEC. Further, the Special Committee’s evaluation of strategic alternatives may not result in a change in business strategy or an increase in shareholder value.  Additional risks and uncertainties not currently known to us or that are currently deemed immaterial may also become important factors that may harm our business, financial condition, results of operations or cash flows.  We assume no obligation to update forward-looking statements except as required in our periodic reports and we do not intend to comment on the status of the Special Committee’s evaluation of strategic alternatives unless and until there is a material development to report.

Contact:               Jeffrey A. Blade
Jeff.blade@steaknshake.com
www.steaknshake.com
(317) 633-4100

THE STEAK N SHAKE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	TWELVE WEEKS ENDED				FIFTY-TWO WEEKS ENDED
	9/26/2007		9/27/2006		9/26/2007		9/27/2006
(Amounts in $000's, except share and per share data)	(UNAUDITED)		(UNAUDITED)		(UNAUDITED)		(UNAUDITED)
Revenues
Net sales	$150,203	99.4%	$151,105	99.4%	$650,416	99.4%	$634,941	99.4%
Franchise fees	936	0.6%	919	0.6%	3,726	0.6%	3,881	0.6%
Total revenue	151,139	100.0%	152,024	100.0%	654,142	100.0%	638,822	100.0%

Costs and Expenses
Cost of sales (1)	35,710	23.8%	33,841	22.4%	150,286	23.1%	143,360	22.6%
Restaurant operating costs (1)	79,822	53.1%	77,068	51.0%	336,955	51.8%	319,070	50.3%
General and administrative (2)	13,722	9.1%	11,329	7.5%	57,525	8.8%	52,949	8.3%
Depreciation and amortization	7,557	5.0%	7,058	4.6%	32,185	4.9%	28,967	4.5%
Marketing	6,016	4.0%	5,613	3.7%	28,644	4.4%	27,473	4.3%
Interest	3,326	2.2%	2,948	1.9%	14,015	2.1%	11,373	1.8%
Rent	3,349	2.2%	2,881	1.9%	13,961	2.1%	12,233	1.9%
Pre-opening costs	362	0.2%	803	0.5%	2,689	0.4%	3,579	0.6%
Provision for store closings	0	0.0%	0	0.0%	5,176	0.8%	(103)	0.0%
Other income, net	(553)	-0.4%	(689)	-0.5%	(2,165)	-0.3%	(2,371)	-0.4%
	149,311	98.8%	140,852	92.7%	639,271	97.7%	596,530	93.4%

Earnings Before Income Taxes	1,828	1.2%	11,172	7.3%	14,871	2.3%	42,292	6.6%

Income Taxes	301	0.2%	3,676	2.4%	3,063	0.5%	14,291	2.2%

Net Earnings	$1,527	1.0%	$7,496	4.9%	$11,808	1.8%	$28,001	4.4%

Net Earnings Per Common and Common Equivalent Share:
Basic	$0.05		$0.27		$0.42		$1.01
Diluted	$0.05		$0.27		$0.42		$1.00

Weighted Average Shares and Equivalents:
Basic	28,070,158		27,763,004		28,018,014		27,723,282
Diluted	28,216,741		28,026,831		28,215,647		28,038,545

(1) Cost of sales and restaurant operating costs are expressed as a percentage of net sales. All other items are expressed as a percentage of revenues.
(2) General and administrative expenses include $1,100 and $1,900 for the twelve and fifty-two weeks ended September 26, 2007, respectively related to severance, recruiting, and relocation expenses associated with the evolution of the organization and completion of major IT projects.

THE STEAK N SHAKE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	9/26/2007	9/27/2006
(Amounts in $000's)	(UNAUDITED)	(UNAUDITED)
Assets
Current assets	$48,197	$30,920
Property and equipment - net	492,610	490,142
Other assets	24,407	21,459

Total assets	$565,214	$542,521

Liabilities and Shareholders' Equity
Current liabilities	$94,167	$83,083
Deferred income taxes and other long term liabilities	10,761	9,605
Obligations under capital leases	139,900	143,996
Long term debt	16,522	18,802
Shareholders' equity	303,864	287,035

Total liabilities and shareholders' equity	$565,214	$542,521

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	FIFTY-TWO WEEKS ENDED	FIFTY-TWO WEEKS ENDED
	9/26/2007	9/27/2006
	(UNAUDITED)	(UNAUDITED)
(Amounts in $000's)
Net cash provided by operating activities	43,431	69,578
Net cash used in investing activities	(60,110)	(87,314)
Net cash provided by financing activities	13,356	19,493

(Decrease) Increase in Cash and Cash Equivalents	(3,323)	1,757